Exhibit 99.1

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES ITS RESULTS
FOR THE FOURTH QUARTER AND THE YEAR ENDED DECEMBER 31, 2002

Los Angeles, California, March 18, 2003 — National Mercantile Bancorp (the “Company”) (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank (“Mercantile”) and South Bay Bank, N.A. (“South Bay”), today reported net income after tax of $176,000 for the fourth quarter ended December 31, 2002, or $0.24 basic earnings per share (“EPS”) and diluted EPS of $0.12 up 22.2%, as compared to net income of $144,000 or $0.09 basic and diluted EPS of $0.03 for the quarter ended December 31, 2001

For the year ended December 31, 2002 the Company reported a net loss of $253,000, or $0.15 basic and diluted loss per share, compared to net income of $1.2 million, or $0.72 basic and $0.28 diluted EPS, during 2001. The primary reasons for the net loss during 2002 are related to four factors:  (1) the $1.5 million provision during the third quarter for loan losses primarily related to loans at South Bay; (2) higher operating expenses attributable to nonrecurring expenses, related to the acquisition of South Bay, such as severance costs of approximately $140,000 and system conversion costs of approximately $120,000, during the first six months of the year; (3) the interest costs related to the preferred stock outstanding at South Bay and interest costs on the Company's trust preferred securities and (4) the amortization of the core deposit intangible of $223,000 during the fourth quarter of 2002.  The Company, in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations, completed the allocation of the cost of South Bay Bank acquisition during the fourth quarter of 2002, specifically the identification and recognition of acquired intangible assets apart from goodwill. $2.3 million was allocated to core deposit intangibles and, under the provisions of Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets (SFAS 142), is being amortized over a useful life of 10.3 years.  The core deposit intangibles were recorded in the fourth quarter and the full amortization for 2002 was charged against fourth quarter earnings.

SFAS 142 requires that goodwill not be amortized but rather tested at least annually for impairment.  The Company completed its testing of goodwill impairment during the fourth quarter of 2002 and the goodwill of South Bay Bank is not considered impaired.

Scott Montgomery, President and Chief Executive Officer of the Company, Mercantile and South Bay, commented, “Although we reported a small profit for the fourth quarter, the amount was reduced by $223,000 due to the amortization of the core deposit intangibles.  On December 27, 2002 we closed an equity offering of $7.7 million and on January 6, 2003 we completed an interest rate swap which reduced the cost of the $15.0 million of trust preferred securities from a fixed rate of 10.25% to a floating rate at 6 month LIBOR, plus 458 basis points.  The current rate, which will adjust every six months, is 5.93%.  Should rates remain in the same range for the remainder of the year, it is projected that the Company could save approximately $600,000 during 2003.”

He continued, “Following the closing of the equity placement, the $2.5 million 8.5% preferred stock outstanding at South Bay was redeemed.  The redemption eliminates a non-deductible annual dividend expense of $213,000.  Furthermore, the South Bay preferred stock was convertible into common stock of the Company in June 2005.  The redemption eliminates potentially dilutive common stock that represented approximately 750,000 common share equivalents in the Company's EPS calculation at September 30, 2002.  In addition, as a result of the Century City building lease restructure, which was entered into in December of 1995, the landlord had the right to exercise a warrant for common stock of the Company equal to approximately 250,000 shares.  The agreement required the landlord to exercise the warrant by December 31, 2002, or lose the right to exercise.  The warrants were not exercised.  These two transactions eliminated approximately 1,000,000 potentially dilutive shares from our capital structure.”

Shareholders’ Equity

Shareholders' equity increased 22.7% to $31.2 million at December 31, 2002 as compared to $25.4 million at December 31, 2001.  The primary reason for the increase was the $7.7 million private placement equity offering.

At December 31, 2002, the Company had federal net operating loss carryforwards (NOLs) of $16.8 million, which begin to expire in 2009 and an alternative minimum tax credit of $297,000, which may be carried forward indefinitely.  At this time the Company has a deferred tax asset of $7.4 million consisting primarily of the benefit of the NOLs.  Prior to the acquisition of South Bay, the Company had a valuation allowance recorded against the deferred tax asset resulting in a net carrying value of zero.

Assets and Liabilities

Total assets at December 31, 2002 were $355.8 million compared to $349.2 million at September 30, 2002.  The increase in total assets was primarily the result of loan growth.  On the liability side of the balance sheet, higher cost certificates of deposit continued to decline as a part of management's efforts to change the composition and reduce the cost of the Company's funding base, while both demand deposits and savings deposits increased as compared to September 30, 2002.  Equity increased by $6.2 million or 25.0% at December 31, 2002 compared to September 30, 2002 primarily due to the private placement completed on December 27, 2002.  Also worth noting is that year-end deposits for December 31, 2001 included $29.7 million to be paid to South Bay shareholders during January and February of 2002 in conjunction with the acquisition.  The funds were held by the transfer agent in a demand deposit account at Mercantile.  Excluding those funds, deposits grew $19.3 million during the year or by 6.9%.

Interest and Operating Income

The acquisition of South Bay Bank was closed on December 14, 2001.  Accordingly, balance sheet items are comparable from year end to year end.  However, under purchase accounting only 17 days of South Bay Bank's income and expense items could be included in the December 31, 2001 financial statements.  As a result, some of the normal annual income and expense comparisons cannot be made, so it may be more beneficial to look at quarter to quarter comparisons during 2002.

During the fourth quarter of 2002, total interest income increased 44.4% to $4.8 million from $3.3 million during the fourth quarter of 2001 and declined slightly as compared to the third quarter ended September 30, 2002. The increase from the fourth quarter of 2001 is related to the acquisition of South Bay.

Total other operating income increased 21.8% to $1.5 million for the twelve months ended December 31, 2002 as compared to $1.2 million for the same period in 2001.  During 2002, there were no gains on the sale of securities or on the sale of OREO property, compared to gains of $394,000 during 2001.  Excluding those gains in 2001, total other operating income increased 79.0% during 2002.

The net interest margin improved to 4.94% during the fourth quarter of 2002, up from 4.66% during the third quarter of 2002.

Operating Expenses

Other operating expenses increased by 3.9% or $119,000 during the quarter ended December 31, 2002 as compared to the quarter ended September 30, 2002.  The increase was primarily due to the amortization of the core deposit intangible.  Excluding the core deposit intangible, operating expenses declined 3.6% or $110,000 during the fourth quarter as compared to the third quarter of 2002.  We anticipate that as a result of the new operating system, efficiency will continue to improve in future quarters.  The operating expense ratio increased slightly to 3.53%, again related to the core deposit intangible, for the quarter ended December 31, 2002 increasing from 3.36% for the quarter ended September 30, 2002.  The efficiency ratio increased to 75.12% during the fourth quarter as compared to 73.79% during the third quarter of 2002.

Credit Quality

Total non-performing assets, including “OREO”, increased to $7.0 million at December 31, 2002 up from $6.4 million at September 30, 2002, as we continue the process of working out problem loans primarily at South Bay.  Subsequent to year-end two loans were restructured which should result in a reduction in non-performing loans during the first quarter of 2003.

The Company's allowance for loan and lease losses remained essentially flat at $4.8 million or 1.78% of total loans at December 31, 2002 as compared to $4.8 million or 1.80% of total loans at September 30, 2002.

This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001.

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Encino, Century City, El Segundo and Torrance, California.  The banks offers a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

#####

National Mercantile Bancorp

December 31, 2002 - FINANCIAL SUMMARY

($ in 000’s, except share data)

SELECTED FINANCIAL

CONDITION DATA (Unaudited):

	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001	December 31, 2000
Cash and Due from Banks	$19,201	$19,971	$20,619	$21,609	$12,688	$7,897
Federal Funds Sold and Securities Purchased under Agreements to Resell	18,700	14,040	35,495	34,595	39,405	19,700
Investment Securities-AFS, at Fair Value	26,170	30,505	29,583	30,111	41,627	64,417
Loans
Commercial	230,127	224,751	216,051	215,852	222,882	104,960
Real Estate Construction and Land	37,934	31,962	31,997	30,765	30,811	1,890
Consumer and Others	4,720	8,055	8,301	8,791	8,795	3,729
Deferred Loan Fees, Net	(458)	(255)	(151)	(102)	(520)	(331)
Total	272,323	264,513	256,198	255,306	261,968	110,248
Allowance for Credit Losses	(4,846)	(4,756)	(5,374)	(5,449)	(6,541)	(2,597)
Net Loans	267,477	259,757	250,824	249,857	255,427	107,651
Goodwill	3,241	5,541	5,616	5,616	5,616	—
Core Deposit Intangibles	2,077	—	—	—	—	—
Other Assets	18,943	19,425	18,453	18,447	19,602	5,178
Total Assets	$355,809	$349,239	$360,590	$360,235	$374,365	$204,843
Deposits
Demand, Non-interest Bearing	$107,580	$102,916	$99,817	$100,674	$114,645	$59,935
NOW	30,465	27,243	27,406	28,424	23,425	9,004
MMDA	43,135	49,514	54,763	46,618	40,033	32,351
Savings	42,182	38,800	36,225	36,206	31,184	1,144
Time Certificates > $100	38,654	42,585	43,442	49,291	62,085	25,865
Time Certificates < $100	36,709	36,329	37,409	42,091	37,768	6,248
Total Deposits	298,725	297,387	299,062	303,304	309,140	134,547
Securities Sold under Agreements to
Repurchase and Other Borrowed Funds	8,976	9,180	17,473	13,517	20,596	47,500
Other Liabilities	2,374	2,177	3,087	2,685	3,963	2,093
Guaranteed Preferred Beneficial Interests in Company’s Junior Subordinated Debt	14,530	14,526	14,522	14,517	14,513	—
Minority Interest in Preferred Stock of South Bay Bank	—	907	827	755	676	—
Shareholders’ Equity	31,002	24,798	25,391	25,520	25,421	21,239
Accumulated Other Comprehensive Gain (Loss)	202	264	228	(63)	56	(536)
Total Liabilities and Stockholders’ Equity	$355,809	$349,239	$360,590	$360,235	$374,365	$204,843

Average Quarterly Assets	$357,532	$354,135	$358,928	$361,435	$204,308	$196,512
Regulatory Capital-Tier I	$29,709	$21,964	$22,063	$19,547	$19,562	$21,239
Non-Performing Assets
Non-Accrual Loans	$5,787	$5,276	$8,040	$5,716	$7,807	$683
Loans 90 Days P/D & Accruing	209	85	—	—	642	—
OREO and Other Non-perfoming Assets	1,000	1,000	—	968	953	—
Total Non-Performing Assets	$6,996	$6,361	$8,040	$6,684	$9,402	$683

SELECTED STATEMENT OF
FINANCIAL CONDITION RATIOS:

	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001	December 31, 2000
Loans to Deposits Ratio	91.16%	88.95%	85.67%	84.17%	84.74%	81.94%
Ratio of Allowance for Loan Losses to:
Total Loans	1.78%	1.80%	2.10%	2.13%	2.50%	2.36%
Total Non-Performing Assets	69.27%	74.77%	66.84%	81.52%	69.57%	380.23%
Earning Assets to Total Assets	89.15%	88.49%	89.10%	88.83%	92.30%	96.22%
Earning Assets to Interest-Bearing Liabilities	158.50%	151.76%	148.25%	148.05%	160.65%	161.41%
Capital Ratios Holding Company:
Total Risk-Based Capital	13.23%	11.62%	11.49%	12.38%	11.53%	18.26%
Tier 1 Risk-Based Capital	10.49%	8.09%	8.02%	7.49%	6.85%	17.00%
Tier 1 Leverage	8.54%	6.52%	6.38%	5.78%	5.55%	10.73%
Risk Weighted Assets	$283,078	$276,261	$271,343	$271,941	$285,500	$124,958
Book Value per Share (1) (2)	$7.17	$6.67	$6.87	$6.80	$6.82	$6.52
Total Shares Outstanding (2)	4,149,514	3,136,927	3,130,527	3,125,027	3,124,627	3,088,275

(1)          Includes the effect of dilutive options and warrants.

(2)          Includes assumed conversion of currently convertible
Series A preferred stock into common stock

National Mercantile Bancorp

December 31, 2002 - FINANCIAL SUMMARY

($ in 000’s, except share data)

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

(Unaudited)

QUARTERLY DATA:	Fourth Quarter 2002	Third Quarter 2002	Second Quarter 2002	First Quarter 2002	Fourth Quarter 2001
Interest Income	$4,765	$4,869	$4,937	$5,001	$3,299
Interest Expense	1,040	1,116	1,209	1,299	731
Net Interest Income before Provision for Loan Losses	3,725	3,753	3,728	3,702	2,568

Provision for Loan Losses	100	1,525	150	150	67
Net Interest Income after
Provision for Loan Losses	3,625	2,228	3,578	3,552	2,501

Net gain on Sale of Securities Available-for-Sale	—	—	—	—	136
Gain on Sale of OREO and Fixed Assets	—	—	—	—	20
Other Operating Income	467	353	286	394	263
Other Operating Expense	3,149	3,030	3,399	3,281	2,380
Net Income before Provision for
Minority Interest and Income Taxes	943	(449)	465	665	540

Minority interest in income of:
Preferred stock of South Bay Bank, N.A.	54	53	106	—	—
Junior subordinated deferrable interest debentures	384	380	389	384	393
Net Income before Provision for Income Taxes	505	(882)	(30)	281	147
Provision for Income Taxes	329	(340)	32	106	3
Net Income (Loss)	$176	$(542)	$(62)	$175	$144

Basic Earnings (Loss) Per Share (1)	$0.24	($0.38)	($0.08)	$0.06	$0.09
Diluted Earnings (Loss) Per Share (1)	$0.12	($0.38)	($0.08)	$0.04	$0.03
Weighted Avg Common Shares O/S (3)	1,706,652	1,637,991	1,631,451	1,627,166	1,622,974
Return on Quarterly Average Assets	0.20%	-0.60%	-0.07%	0.19%	0.28%
Return on Quarterly Average Equity	2.59%	-8.46%	-0.97%	2.76%	2.46%
Net Interest Margin - Avg Earning Assets	4.94%	4.66%	4.61%	4.56%	5.36%
Operating Expense Ratio	3.53%	3.36%	3.80%	3.60%	4.67%
Efficiency Ratio	75.12%	73.79%	84.68%	80.10%	79.68%

Quarterly operating ratios are annualized.

FOR THE TWELVE MONTHS ENDED DECEMBER 31:	2002	2001
Interest Income	$19,572	$13,791
Interest Expense	4,664	3,876
Net Interest Income before Provision for Loan Losses	14,908	9,915

Provision for Loan Losses	1,925	517
Net Interest Income after
Provision for Loan Losses	12,983	9,398

Net Gain (Loss) on Sale of Securities Available-for-Sale	—	374
Other Operating Income	1,502	859
Other Operating Expense	12,861	8,661
Net Income (Loss) Before Minority Interest and
Provision for Income Taxes	1,624	1,970
Minority interest in the income of:
Preferred stock of South Bay Bank, N.A.	213	—
Junior subordinated deferrable interest debentures	1,537	722
Net Income (Loss) Before Provision for Income Taxes	(126)	1,248
Provision for Income Taxes	127	92
Net Income (Loss)	$(253)	$1,156

Basic Earnings (Loss) Per Share	($0.15)	$0.72
Diluted Earnings (Loss) Per Share (2)	($0.15)	$0.28
Weighted Avg Common Shares O/S (3)	1,650,997	1,608,307
Return on Average Assets	-0.07%	0.59%
Return on Average Equity	-0.98%	5.17%
Net Interest Margin - Avg Earning Assets	4.73%	5.36%
Operating Expense Ratio	3.58%	4.23%
Efficiency Ratio	78.37%	77.69%

(1)          The earnings (loss) per share is based upon income available to shareholders (earnings net of the amortization of the discount of the minority interest of the South Bay Bank Series A Preferred stock) of $407,000, ($622,000), ($134,000) and $96,000 for the quarters ended December 31, 2002, September 30, 2002, June 30, 2002 and March 31, 2002, respectively.

(2)          The weighted average number of common shares and common share equivalents outstanding used in computing diluted earnings per share for the twelve months ended December 31, 2001 was 4,161,504.  The loss per share for the year ended December 31, 2002 included only common shares as common share equivalents are anti-dilutive.

(3)          Shares used to compute Basic Earnings (Loss) per share.